Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: May 2, 2012
+1 713-232-7647

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2012 RESULTS

•                  First quarter 2012 revenues were $2.331 billion compared with $2.422 billion in the fourth quarter 2011,

•                  First quarter 2012 net income attributable to controlling interest was $42 million, which included $184 million of net unfavorable items.   This compares with the fourth quarter 2011 net loss attributable to controlling interest of $6.119 billion, which included $6.176 billion of net unfavorable items,

•                  Revenue efficiency(1) was 90.4 percent in the first quarter, compared with 91.9 percent in the fourth quarter 2011,

•                  Fleet utilization(2) was 61 percent in the first quarter, unchanged from the fourth quarter 2011,

•                  First quarter 2012 operating and maintenance expenses were $1.410 billion.  Excluding $1.0 billion for estimated loss contingencies associated with the Macondo Well incident, fourth quarter 2011 operating and maintenance expenses were $1.565 billion,

•                  Cash flows from operating activities were $540 million in the first quarter, which compares with $563 million in the fourth quarter 2011,

•                  First quarter 2012 Annual Effective Tax Rate(3) was 25.5 percent compared with 59.6 percent in the fourth quarter 2011, and

•                  New contracts totaling $834 million were secured in the Fleet Status Report periods February 14, 2012 through April 18, 2012.  Since April 18, 2012, additional contracts totaling $430 million were secured.

ZUG, SWITZERLAND — Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest of $42 million, or $0.12 per diluted share, for the three months ended March 31, 2012. First quarter 2012 results include net unfavorable items of $184 million, or $0.52 per diluted share.  The results compare with net income attributable to controlling interest of $310 million, or $0.96 per diluted share, for the three months ended March 31, 2011.  First quarter 2011 results included net favorable items of $139 million, or $0.43 per diluted share, primarily associated with the gain on sale of the Trident 20, partially offset by charges mainly related to unfavorable discrete tax items.

Net unfavorable items, after tax, impacting the first quarter of 2012 include the following:

•                  $118 million, or $0.34 per diluted share, increase in the charge associated with the completion of the measurement of the estimated goodwill impairment recorded in the fourth quarter 2011 for the contract drilling services reporting unit,

•                  $62 million, or $0.17 per diluted share, impairment of the intangible assets of ADTI, the drilling management services reporting unit,

•                  $29 million, or $0.08 per diluted share, of favorable discrete tax items,

•                  $17 million, or $0.05 per diluted share, impairment charge associated with the sale of GSF Rig 136,

•                  $15 million, or $0.04 per diluted share, loss associated with the sale of Challenger Minerals (North Sea) Limited and the impairment of the properties of Challenger Minerals Inc., and

•                  $1 million associated with the company’s acquisition of Aker Drilling.

Operations Quarterly Review

Revenues for the three months ended March 31, 2012 were $2.331 billion, compared with revenues of $2.422 billion during the three months ended December 31, 2011.  Contract drilling revenues decreased $35 million due mainly to lower revenue efficiency primarily on Deepwater and Midwater Floaters.  Total fleet revenue efficiency was 90.4 percent for the first quarter, compared with 91.9 percent in the fourth quarter 2011.  Other revenues decreased $54 million to $117 million for the first quarter 2012, compared with $171 million in the prior quarter, primarily due to decreased levels of low-margin drilling management services activity.

Operating and maintenance expenses totaled $1.410 billion for the first quarter 2012.  This compares with $1.565 billion in the fourth quarter 2011, which excludes $1.0 billion for estimated loss contingencies associated with the Macondo Well incident.  The sequential decline in operating and maintenance expenses relates to the timing of certain projects and various other items.  These include approximately $70 million in net lower costs incurred on rigs undergoing shipyard, maintenance, repair and equipment certification projects during the period; approximately $40 million associated with reduced activity in the company’s low-margin drilling management services reporting unit; and approximately $35 million related to the fourth quarter 2011 termination of the Deepwater Expedition contract.

Depreciation and amortization expense was $351 million in the first quarter 2012 compared with $374 million in the prior quarter.  The $23 million decrease was due mainly to assets that are now fully depreciated and the impact of Standard Jackups classified as held for sale or sold.

General and administrative expenses were $69 million for the first quarter 2012 compared with $88 million in the previous quarter, including $1 million and $17 million, respectively, associated with the Aker Drilling acquisition.

Annual Effective Tax Rate

Transocean’s Annual Effective Tax Rate (3) for the first quarter 2012, which excludes various discrete items, was 25.5 percent.  This compares with 59.6 percent for the prior quarter.

Other Items

For the first quarter, interest expense, net of amounts capitalized, was $180 million, compared with $178 million in the fourth quarter 2011.  Capitalized interest for the first quarter 2012 was $13 million compared with $10 million in the prior quarter.   Interest income decreased to $15 million in the first quarter, compared with $17 million in the fourth quarter 2011.

Cash flows from operating activities decreased $23 million to $540 million for the first quarter 2012 compared with $563 million for the fourth quarter 2011.  Capital expenditures decreased to $260 million for the first quarter compared with $350 million in the fourth quarter of 2011. The lower capital expenditures were primarily due to the timing of shipyard milestone payments associated with the company’s newbuild program.

Forward-Looking Statements

Statements included in this news release, including those regarding estimates of Transocean’s goodwill or long-lived asset impairments and the estimated loss contingencies associated with the Macondo Well incident, are forward-looking statements that involve certain assumptions. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, market conditions, Transocean’s results of operations and other factors detailed in “Risk Factors” and elsewhere in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EDT, 4:00 p.m. CEST, on Thursday, May 3, 2012. To participate, dial +1 800-768-6563 or +1 785-830-7991 and refer to confirmation code 9219164 approximately 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing three charts that may be discussed during the conference call, titled “1Q12 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. EDT, 7:00 p.m. CEST, on May 3, 2012, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the confirmation code 9219164. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced internet addresses. Both replay options will be available for approximately 30 days.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  We own or have partial ownership interests in and operate a fleet of 129 mobile offshore drilling units consisting of 50 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 44 Standard Jackups and one swamp barge.  In addition, we have two Ultra-Deepwater drillships and four High-Specification Jackups under construction.  The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  We believe we operate one of the most versatile offshore drilling fleets in the world.

(1) Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s). See the accompanying schedule entitled “Revenue Efficiency.”

(2) Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in the company’s fleet. See the accompanying schedule entitled “Utilization.”

(3) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(4) Effective Tax Rate is defined as income tax expense from continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

For more information about Transocean, please visit the website at www.deepwater.com.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended March 31,
	2012	2011
Operating revenues
Contract drilling revenues	$2,203	$1,950
Contract drilling intangible revenues	11	10
Other revenues	117	184
	2,331	2,144
Costs and expenses
Operating and maintenance	1,410	1,359
Depreciation and amortization	351	354
General and administrative	69	67
	1,830	1,780
Loss on impairment	(227)	—
Gain (loss) on disposal of assets, net	(4)	8
Operating income	270	372

Other income (expense), net
Interest income	15	15
Interest expense, net of amounts capitalized	(180)	(145)
Other, net	(7)	3
	(172)	(127)
Income from continuing operations before income tax expense	98	245
Income tax expense	24	81
Income from continuing operations	74	164
Income (loss) from discontinued operations, net of tax	(15)	176

Net income	59	340
Net income attributable to noncontrolling interest	17	30
Net income attributable to controlling interest	$42	$310

Earnings per share-basic
Earnings from continuing operations	$0.16	$0.42
Earnings (loss) from discontinued operations	(0.04)	0.54
Earnings per share	$0.12	$0.96

Earnings per share-diluted
Earnings from continuing operations	$0.16	$0.42
Earnings (loss) from discontinued operations	(0.04)	0.54
Earnings per share	$0.12	$0.96

Weighted-average shares outstanding
Basic	350	319
Diluted	350	320

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$3,982	$4,017
Accounts receivable, net of allowance for doubtful accounts of $28 at March 31, 2012 and December 31, 2011	2,238	2,176
Materials and supplies, net of allowance for obsolescence of $76 and $73 at March 31, 2012 and December 31, 2011, respectively	663	627
Deferred income taxes, net	142	142
Assets held for sale	53	26
Other current assets	595	621
Total current assets	7,673	7,609

Property and equipment	28,960	29,037
Property and equipment of consolidated variable interest entities	2,255	2,252
Less accumulated depreciation	8,892	8,760
Property and equipment, net	22,323	22,529
Goodwill	3,087	3,205
Other assets	1,632	1,745
Total assets	$34,715	$35,088

Liabilities and equity
Accounts payable	$841	$880
Accrued income taxes	70	89
Debt due within one year	2,695	1,942
Debt of consolidated variable interest entities due within one year	97	97
Other current liabilities	2,061	2,350
Total current liabilities	5,764	5,358

Long-term debt	9,940	10,756
Long-term debt of consolidated variable interest entities	724	741
Deferred income taxes, net	512	523
Other long-term liabilities	1,914	1,903
Total long-term liabilities	13,090	13,923

Commitments and contingencies
Redeemable noncontrolling interest	138	116

Shares, CHF 15.00 par value, 402,282,355 authorized, 167,617,649 conditionally authorized, 365,135,298 issued at March 31, 2012 and December 31, 2011; 350,500,518 and 349,805,793 outstanding at March 31, 2012 and December 31, 2011, respectively	4,991	4,982
Additional paid-in capital	7,216	7,211
Treasury shares, at cost, 2,863,267 held at March 31, 2012 and December 31, 2011	(240)	(240)
Retained earnings	4,286	4,244
Accumulated other comprehensive loss	(515)	(496)
Total controlling interest shareholders’ equity	15,738	15,701
Noncontrolling interest	(15)	(10)
Total equity	15,723	15,691
Total liabilities and equity	$34,715	$35,088

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities
Net income	$59	$340
Adjustments to reconcile to net cash provided by operating activities:
Amortization of drilling contract intangibles	(11)	(10)
Depreciation and amortization	351	354
Share-based compensation expense	23	27
Loss on impairment	227	—
(Gain) loss on disposal of assets, net	4	(8)
(Gain) loss on disposal of discontinued operations, net	14	(173)
Amortization of debt issue costs, discounts and premiums, net	18	26
Deferred income taxes	(30)	11
Other, net	21	(3)
Changes in deferred revenue, net	(12)	46
Changes in deferred expenses, net	(49)	(36)
Changes in operating assets and liabilities	(75)	(184)
Net cash provided by operating activities	540	390

Cash flows from investing activities
Capital expenditures	(260)	(240)
Proceeds from disposal of assets, net	41	13
Proceeds from disposal of discontinued operations, net	—	259
Other, net	12	(6)
Net cash provided by (used in) investing activities	(207)	26

Cash flows from financing activities
Changes in short-term borrowings, net	—	51
Proceeds from debt	—	5
Repayments of debt	(147)	(47)
Proceeds from restricted cash investments	108	—
Deposits to restricted cash investments	(42)	—
Distribution of qualifying additional paid-in capital	(278)	—
Other, net	(9)	(7)
Net cash provided by (used in) financing activities	(368)	2

Net increase (decrease) in cash and cash equivalents	(35)	418
Cash and cash equivalents at beginning of period	4,017	3,394
Cash and cash equivalents at end of period	$3,982	$3,812

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions) (1)
	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$1,092	$1,066	$844
Deepwater Floaters	236	259	290
Harsh Environment Floaters	255	285	150
Total High-Specification Floaters	1,583	1,610	1,284
Midwater Floaters	347	333	400
Jackups:
High-Specification Jackups	78	68	31
Standard Jackups	189	220	229
Total Jackups	267	288	260
Other Rigs	6	7	6
Total Contract Drilling Revenues	2,203	2,238	1,950
Contract Intangible Revenue	11	13	10
Other Revenues
Client Reimbursable Revenues	48	41	37
Integrated Services and Other	—	13	15
Drilling Management Services	69	117	132
Total Other Revenues	117	171	184
Total Company	$2,331	$2,422	$2,144

	Average Daily Revenue (1)
	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
High-Specification Floaters:
Ultra Deepwater Floaters	$534,900	$542,900	$467,700
Deepwater Floaters	348,900	351,600	395,900
Harsh Environment Floaters	478,600	468,300	402,400
Total High-Specification Floaters	486,900	486,600	441,300
Midwater Floaters	275,600	274,300	313,000
High-Specification Jackups	116,900	111,900	106,200
Standard Jackups	91,200	93,400	109,200
Other Rigs	73,300	73,800	73,400
Total Drilling Fleet	$300,300	$295,400	$292,600

(1)          Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period.  A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
High-Specification Floaters:
Ultra Deepwater Floaters	83%	79%	77%
Deepwater Floaters	47%	50%	51%
Harsh Environment Floaters	84%	95%	83%
Total High-Specification Floaters	71%	72%	69%
Midwater Floaters	56%	55%	60%
High-Specification Jackups	81%	74%	40%
Standard Jackups	47%	51%	43%
Other Rigs	98%	99%	49%
Total Drilling Fleet	61%	61%	55%

(2)          Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

	Revenue Efficiency(3)
	Trailing Five Quarters and Historical Data
	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011	FY 2011	FY 2010

Ultra Deepwater	89.4%	89.5%	86.4%	89.3%	85.3%	87.7%	88.6%
Deepwater	81.1%	88.1%	87.7%	93.9%	88.2%	89.4%	90.3%
Harsh Environment Floaters	97.8%	98.0%	94.4%	98.4%	99.2%	97.4%	96.0%
Midwater Floaters	90.8%	94.2%	90.8%	91.9%	93.6%	92.6%	92.5%
High Specification Jackups	93.4%	94.3%	97.3%	95.6%	95.1%	95.6%	95.3%
Standard Jackups	97.8%	96.4%	98.2%	98.4%	97.7%	97.7%	97.3%
Others	97.3%	98.6%	99.5%	97.6%	99.0%	98.7%	98.4%

Total Fleet	90.4%	91.9%	89.5%	92.1%	90.0%	90.9%	91.7%

(3)          Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s).

TRANSOCEAN LTD. AND SUBSIDIARIES

SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS

(In US$ millions, except percentages)

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011

Income (loss) from continuing operations before income taxes	$98	$(5,970)	$245
Add back (subtract):
Litigation matters	—	1,000	8
Acquisition costs	1	17	—
Gain on disposal of other assets, net	—	(11)	(9)
Loss on impairment of goodwill and other assets	227	5,201	—
Loss on marketable security	—	13	—
Other, net	—	—	5
Adjusted income from continuing operations before income taxes	326	250	249

Income tax expense from continuing operations	24	132	81
Add back (subtract):
Loss on impairment	30	—	—
Changes in estimates (1)	29	18	(35)
Other, net	—	—	2
Adjusted income tax expense from continuing operations (2)	$83	$150	$48

Effective Tax Rate (3)	24.7%	-2.2%	33.1%

Annual Effective Tax Rate (4)	25.5%	59.6%	19.3%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2)

The three months ended December 31, 2011 include $46 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)

Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.